UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2016

Servotronics, Inc.

(Exact name of registrant as specified in its charter.)

Commission File Number: 001-07109

Delaware	16-0837866
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1110 Maple Street

Elma, New York 14059-0300

(Address of principal executive offices, including zip code)

(716) 655-5990

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Appointment of Independent Director

On July 19, 2016, the Board of Directors (the “Board”) of Servotronics, Inc. (the “Company”) appointed Christopher M. Marks to serve as a director of the Company. Mr. Marks will serve on the Company’s Independent Directors Committee and Audit Committee.

Mr. Marks is a partner in the financial planning company Jensen, Marks, Langer & Vance, where he provides money management and business planning services. Prior to joining Jensen, Marks, Langer & Vance and its predecessor company, Buffalo Financial Associates, Mr. Marks practiced commercial and corporate law at Phillips Lytle in Buffalo, NY. Earlier in his career, Mr. Marks spent several years working for the auditing and consulting firm Price Waterhouse in New York City.

There are no arrangements or understandings between Mr. Marks and any other persons pursuant to which Mr. Marks was appointed a director of the Company. There are no transactions in which Mr. Marks has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Marks will receive compensation for his service on the Board of Directors in accordance with the Company’s Compensation Program for Non-Employee Directors.

Approval of Revised Compensation Program for Non-Employee Directors

On July 19, 2016, the Board approved a revised compensation program for non-employee directors. Under the revised director compensation program, each non-employee director will be paid an annual retainer of $50,000 payable on a monthly basis. The Chairperson of the Audit Committee and the Independent Directors Committee will each receive an additional annual retainer in the amount of $10,000. The Company will no longer pay separate meeting fees for attendance at meetings of the Board or committees of the Board.

Item 9.01.  Financial Statements and Exhibits

The following are filed as exhibits to this Current Report on Form 8-K:

10.1 Non-Employee Director Compensation Policy, adopted effective as of October 1, 2015 amended as of June 10, 2016.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   July 19, 2016

Servotronics, Inc.

By:	/s/ Cari L. Jaroslawsky, Chief Financial Officer
Cari L. Jaroslawsky
Chief Financial Officer